EXHIBIT 5.1

[Snell & Wilmer L.L.P. Letterhead]

May 20, 2022

Accelerate Diagnostics, Inc.

3950 South Country Club Road, Suite 470

Tucson, Arizona 85714

Ladies and Gentlemen:

We have examined Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (File No. 333-182930) and Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (File Nos. 333-187439, 333-199992, 333-225585, 333-233185 and 333-239052) (the “Amendment”) of Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2022 Plan (as defined below).

On May 12, 2022 (the “Effective Date”), the Company’s stockholders approved the Accelerate Diagnostics, Inc. 2022 Omnibus Equity Incentive Plan (the “2022 Plan”). Pursuant to the terms of the 2022 Plan, the total number of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), that may be issued under the 2022 Plan consists of (i) 5,500,000 new shares of Common Stock (registered concurrently on a new registration statement on Form S-8), plus (ii) the number of shares of Common Stock that remain available for grant under the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan (the “2012 Plan”) as of the Effective Date and (iii) any shares of Common Stock subject to awards that were previously outstanding under the 2012 Plan or the Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan that are forfeited or otherwise expire, are terminated or are canceled without the delivery of all shares subject thereto, or are settled other than by the delivery of shares, after the Effective Date (the shares described in (ii) and (iii), collectively, the “Prior Plan Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Prior Plan Shares have been duly authorized and, when issued in accordance with the terms of the 2022 Plan against payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.